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Exhibit 10.56

DATED as of January 1, 2003

EMPLOYMENT AGREEMENT

METROMEDIA INTERNATIONAL
TELECOMMUNICATIONS, INC.
AND
NATALIA ALEXEEVA

DATED AS OF January 1, 2003

PARTIES

(1)
METROMEDIA INTERNATIONAL TELECOMMUNICATIONS, INC., a Delaware corporation with its principal business address at 505 Park Avenue, 21st Floor, New York, NY 10022 (the "Company"); and

(2)
NATALIA ALEXEEVA of 31 Pierrepont Street, Apt. 2A, Brooklyn, New York, 11201 (the "Employee").

INTRODUCTION

        WHEREAS, the Company and the Employee are parties to an Employment Agreement, dated as of June 29, 2000 (the "2000 Employment Agreement");

        WHEREAS, the Company and Employee desire to amend certain of the terms contained in the 2000 Employment Agreement and to continue to provide for the Company's employment of the Employee as the Company's Vice President and Assistant General Counsel from and after the effective date of this Agreement;

        WHEREAS, the Employee desires to be employed by the Company from and after the effective date hereof on the terms and conditions herein provided; and

        NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

INTERPRETATION

(1)
In this Agreement, unless the context otherwise requires, the following terms shall have the meanings set out below:

the Appointment	the employment of the Employee pursuant to this Agreement;
the Board	the board of directors of the Company for the time being (including any committee of the Board) or MIG, as the case may be;

Change of Control
shall mean the occurence of any of the following events (1) the acquisition of 30% or more of the voting securities of the Company or those of MIG by any person or persons (together with all affiliates as defined in the Securities Exchange Act of 1934, as amended, of such person or persons), whether by tender or exchange offer or otherwise, (2) a proxy contest for the election of directors of MIG, (3) any merger, consolidation of the Company or MIG with or into another company, (4) any sale, transfer or other disposition of all or substantially all of the shares, assets or business of the Company or MIG in one transaction or a series of related transactions to one of more persons or entities, (5) the dissolution or liquidation of the Company or MIG, (6) the persons constituting the majority of the Board of the Company or the Board of Directors of MIG as of January 1, 2003, cease for any reason to constitute at least a majority of the Board then in office, (7) the occurrence of an Event of Default under the Indenture, dated September 30, 1999, governing MIG's outstanding 10 1/2% Senior Discount Notes Due 2007 (the term "Event of Default" as used herein shall have the meaning ascribed to it in the said Indenture) or (8) significant reorganization of the Company or MIG occurs, such as a spin-off, sale of assets of a business or other restructuring, and as a result, the duties and responsibilities of the Employee are materially reduced.
the Commencement Date	January 1, 2003;
Documents	documents, disks, memory, notebooks, tapes or any other medium, whether or not eye-readable, on which information may from time to time be recorded;
Group Company
the Company and any company which directly or indirectly controls, is controlled by, or is under common control with the Company, including without limitation, Metromedia International Group, Inc., PLD Telekom Inc. and any of their respective affiliates or subsidiaries;
Home Country	United States;
Key Employee	any individual who is (or was in the 12 months period prior to the Termination Date) employed in either (a) an executive or management capacity; or

(b) a capacity in which he or she has access to or obtained Confidential Information, but (for the avoidance of doubt) not including any employee whose duties are purely administrative or clerical or who is employed in a support capacity;
MIG	Metromedia International, Group, Inc., the sole shareholder in the Company

Permitted Interest
an interest in (i) any class of shares or other securities of any company which are traded on a recognized stock exchange which amounts to not more than five percent of such class of issued shares or securities or (ii) any regulated mutual fund or authorized unit trust;
Place of Employment	shall have the meaning given in Section 1.2;
Pre-Termination Period	the period of six months immediately preceding the Termination Date;
Supervisor	the General Counsel of the Company;
Termination Date	the date of termination or expiration of the Appointment howsoever occurring.
(2)
The expressions "subsidiary" and "affiliate" have the meanings given to them under the law of the State of New York.

(3)
References to any legislation are to be construed as referring also to any enactment or re-enactment thereof (whether before or after the date hereof), and to any previous enactment which such enactment has replaced (with or without amendment provided that the amendment does not change the law as at the date hereof) and to any regulation or order made thereunder.

OPERATIVE PROVISIONS

1
Title, Job Description, etc.

1.1
The Company shall employ the Employee and the Employee shall serve the Company as its Assistant General Counsel.

1.2
The Employee shall be based at the Company's offices in New York, New York ("Place of Employment"), but may be required to travel on Company's business to any location (whether within or outside the United States, Europe or the Commonwealth of Independent States) outside the Place of Employment as may reasonably be required of him from time to time. The Place of Employment may be changed to another location of the Company's offices in the United States or in Western Europe, subject to the Employee and the Company mutually agreeing thereto and the Company relocating the Employee and her family to such new Place of Employment. In the event of any change in location of the Place of Employment, the Company and the Employee shall enter into an agreement, setting forth any additional terms, arrangements and remuneration applicable in connection with the relocation and employment at such new agreed-upon Place of Employment.

1.3
The hours of work of the Employee are not fixed but are the usual working hours at the location at which the Employee is principally based or, if applicable, at which she may be working and such additional hours as may be necessary to enable him properly to discharge her duties.

1.4
The terms of the Appointment shall include, and the Employee shall be bound by and entitled to the benefits of the Company's Employee Handbook and the Company's Corporate Policies Handbook, as they may be amended or supplemented from time to time, except to the extent inconsistent with this Agreement or any relocation or secondment agreement and provided that the Employee is given notice of such amendments or supplements. In the event of any conflict or inconsistency between any relocation or secondment agreement and this Agreement, the terms of such relocation or secondment agreement shall govern, and, in the event of any inconsistency between (i) the terms of such Employee Handbook or Corporate Policies and (ii) this Agreement, the terms of this Agreement shall govern.

1.5
The Employee represents and warrants that he is not a party to any employment agreement, which would restrict or prohibit the Employee from undertaking the Appointment or performing any of her duties in accordance with this Agreement.

2
Period of Engagement

2.1
The Appointment shall commence on the Commencement Date and will continue unless earlier terminated (i) by the Company by giving to the Employee of not less than six (6) months notice in writing provided that in such event the Company shall pay the Employee upon the expiration of such notice period, an amount equal to the Employee's six (6) months Salary (as defined below) and accrued but unused benefits as of such date; (ii) by the Employee giving to the Company of not less than one month notice or (iii) by the Company for cause pursuant to the provisions of Section 9 hereof. Upon the Appointment terminating for any reason, any additional agreement entered into under Section 1.2 shall automatically terminate.

2.2
In addition, the Employee may terminate this Agreement by giving to the Company not less than one month's notice in writing to that effect in the case a Change of Control shall have occurred. In the event of a termination pursuant to this Section 2.2, the Company shall pay the Employee upon the expiration of such notice, an amount equal to the Employee's six months Salary (as defined below) and accrued but unused benefits as of such date.

2.3
Neither the Company nor any other Group Company shall be obliged to provide work for the Employee at any time after notice of termination of the Appointment shall have been given by (i) either Party pursuant to Section 2.1 or Section 2.2 or (ii) the Company pursuant to Section 9, and, in the event such notice is given, the Company may, in its discretion, take any one or more of the following steps:

(a)
require the Employee to comply with such conditions as it may specify in relation to remaining away from the place(s) of business of the Company or any other Group Company; or

(b)
withdraw any powers vested in, or duties assigned to, the Employee.

3
Duties

3.1
During the term of the Appointment, the Employee shall have the following duties and obligations:

(a)
to serve the Company by performing such legal services and carrying out such duties as may be assigned to him from time to time by her Supervisor;

(b)
to use her best endeavors at all times to represent the Company and other Group Companies and to promote the interests and welfare and maintain the goodwill of the Company and other Group Companies, and not to do, and to exercise all reasonable endeavors to prevent there being done, anything which may be prejudicial or detrimental to the Company or any other Group Company;

(c)
to faithfully and diligently perform her duties and to exercise and carry out such powers and functions as may from time to time be vested in him;

(d)
to devote the whole of her working time and the full benefit of her professional knowledge, expertise and skills to the proper performance of her duties (unless on vacation as permitted by this Agreement or prevented by ill health or accident;

(e)
to give (in writing if so requested) to her Supervisor or such other person(s) as may be notified to him, such reports, information and explanations regarding (i) the affairs of the

    Company and/or any other Group Company, or (ii) other matters relating to the Appointment as may be usual or may be specifically required of him; and

  (f)
  to comply with (i) any applicable Company policy relating to dealings in securities of the Company or securities of any other Group Company, (ii) all applicable rules and regulations from time to time laid down by the Company concerning its employees generally with prospective effect only, and (iii) all lawful directions given to him from time to time by the Supervisor or the Board.

3.2
Subject to the provisions of Section 3.1, the Employee shall have such powers and responsibilities in conducting the business of the Company and/or any other Group Company in the ordinary course as may from time to time be delegated to the Employee. These powers and responsibilities may be changed or withdrawn from time to time and such changes shall be immediately communicated to the Employee.

4
Salary, Benefits and Expenses

4.1
The Company shall pay the Employee during the term of this Agreement a monthly salary of $15,833.33 ($190,000 on an annualized basis) (the "Salary").

4.2
The Salary will:

(a)
accrue from day to day and be payable in equal semi-monthly installments in arrears,

(b)
be payable in lieu of any other fees or remuneration of any description which the Employee might be entitled to (or may in fact) receive from the Company or, any other Group Company or any other company or association in which the Employee holds office as a nominee or representative of the Company or any Group Company (and the Employee shall, at the discretion of the Board, either waive her right to any such fees or remuneration or deliver the same to the Company forthwith upon receipt); and

(c)
be paid by credit transfer to the account nominated by the Employee from time to time.

4.3
In consideration of the Employee's past services rendered to the Company and of the Employee's contribution to the reorganization of the Company contemplated in light of the Company's liquidity situation and in order to induce the Employee to continue providing services to the Company, the Company will include the Employee in and make the Employee eligible to all benefits afforded by the Key Employee Retention Plan ("KERP") of the Company or MIG as such plan may be adopted by the Company or MIG and confirmed by the Bankruptcy Court with jurisdiction over the Company or MIG in the event the Company and/or MIG files a petition for bankruptcy protection during the term of the Appointment. In the event the KERP covering the Employee is not duly adopted by the Company or MIG and approved by the Bankruptcy Court by March 15, 2003 or if such KERP, so duly adopted and approved, does not entitle the Employee to the payment of a "stay-on" cash bonus in the amount of at least $50,000 in addition to any other compensation provided by such KERP, including, but not limited to notice, severance, termination or any other payments contractually or otherwise due to the Employee, the Company will pay to the Employee a spot bonus in the amount of $50,000 no later than March 15, 2003. Nothing contained in this Section 4.3 shall limit the Employee's rights under the provisions of this Agreement, the KERP and applicable law.

4.4
In addition to the Salary and the spot bonus payable to the Employee, the Employee will be eligible for an annual bonus, based on the Company's group bonus plan, as it may exist or be amended from time to time.

4.5
All payments to the Employee hereunder shall be subject to deduction for U.S. withholding taxes or other items required to be deducted by an employer pursuant to the U.S. law.

4.6
The Employee shall be promptly reimbursed for all necessary and reasonable business expenses she incurs in the performance of her duties hereunder, including, without limitation, all business travel-related expenses. The Employee shall be issued a corporate American Express credit card for such purposes.

4.7
To the extent practicable, Employee shall be entitled to travel by business class air arrangements and to stay at business class hotels whenever on business travel.

4.8
To the extent practicable, Employee shall be provided with a portable telephone and lap top computer for business use only, which shall be returned to Company at the termination of employment.

4.9
During the Employee's employment with the Company the Employee will be entitled to participate in and receive benefits under and in accordance with the provisions of any Company employee benefit plans which may hereafter be in effect which are applicable to the Employee or other employees generally of the Company and for which the Executive qualifies under and pursuant to such employee benefit plans. Specifically, with respect to short-term disability leave in connection with pregnancy, the Company shall continue paying the Employee's Salary according to the following schedule: weeks 1 through 6—full Salary, weeks 7 through 13—2/3 Salary (67%). In the event that this Agreement is terminated during the Employee's disability leave in connection with maternity, in addition to any other payments to which the Employee shall be entitled, the Company shall also reimburse the employee for any part of the paid disability leave which the Employee was otherwise entitled to.

4.10
In order to enable the Employee to fulfill her continuing legal education requirements as imposed by the New York State Bar and further her professional development, the Company shall pay or reimburse the Employee for the cost of the New York State Bar registration fee and such CLE seminars, training sessions and courses, which are approved by her Supervisor in writing, in advance of any such seminar, training session, etc, and for the cost of the Employee's membership in the American Bar Association and the New York Bar Association.

5
Vacation

  In addition to the usual U.S. holidays and public and bank holidays in the country in which she may be working or traveling on business at that time, the Employee shall be entitled to 25 working days paid vacation per year during the term of this Agreement, subject to the provisions of Section 3.2 (Vacation) of the Company's Employee Handbook, which sets forth, among other things, the calculation of those days and the procedure to be followed in taking them. The Company acknowledges that as of the date hereof the Employee has accrued and not yet used an additional 11 vacation days for 2002, which the Employee shall also have the right to use or, at her option, to be fully compensated for during or at the conclusion of the term of the Appointment.

6
Restrictions upon Other Activities

6.1
The Employee shall not (a) during the Appointment carry on or be engaged or interested (whether as principal, shareholder, partner, financier, director or officer) in any trade or business other than that of the Company or any other Group Company; and (b) for a period of the greater of (i) six months following the Termination Date and (ii) any period during which the Employee receives remuneration hereunder following the Termination Date, carry on or be concerned, engaged or interested directly or indirectly (whether as principal, shareholder, partner, financier, employee, consultant, director, officer, agent or otherwise) in any trade or business which is in direct competition with the business of the Company or any other Group Company carried on at the Termination Date in any country in which the Company or such Group Company (or any entity in which such Group Company has a greater than 10% economic interest) operates; provided that the foregoing shall not apply to the holding of a Permitted Interest.

6.2
The Employee shall not during the Appointment and for a period of three months thereafter (except in a purely social capacity, for the legitimate business interests of her then current employer or with the prior written consent of the Board) make any contact, whether formal or informal, written or oral, with any past, current or prospective suppliers, customers or clients of the Company or any other Group Company with whom the Employee has had business dealings at any time during the Appointment (including but not limited to for the purposes of setting up a competing business or seeking employment).

6.3
The Employee shall not during the Appointment and for a period of three months thereafter either on her own behalf or on behalf of any person, firm or company:

(a)
solicit, approach or deal with, offer goods or services to, accept custom from, or entice away, any person, firm or company who was a client or customer of the Company or any other Group Company during the Appointment, and with whom the Employee has been actively engaged or involved by virtue of her duties hereunder during the Pre-Termination Period; or

(b)
solicit, approach or deal with, or offer goods or services to, or entice away from the Company or any other Group Company, or interfere with any person, firm or company who was a supplier, sales agent or distributor of the Company or such other Group Company during the Appointment and in each case with whom the Employee has been actively engaged or involved by virtue of her duties hereunder during the Pre-Termination Period;

  provided that nothing contained in sub-sections (a) and (b) above shall prohibit the Employee from carrying out any activities which are not in direct competition with any part of the business of any Group Company with which the Employee was involved in during the Pre-Termination Period.

6.4
The Employee shall not during the Appointment and for a period of three months thereafter either on her own behalf or on behalf of any person, firm or company:

(a)
solicit, hire or endeavor to entice away from the Company or any other Group Company any Key Employee of the Company or such Group Company, or discourage from being employed by the Company or such Group Company any person who, to the knowledge of the Employee, is a prospective Key Employee of the Company or such Group Company; or

(b)
employ or procure another person to employ any such person.

6.5
The restrictions set out in this Section 6 are without prejudice to any other duties owed to the Company as set forth herein.

6.6
The Employee (who acknowledges that, in the course of the Appointment, she is likely to have dealings with the clients, customers, suppliers and other contacts of the Company and the other Group Companies) agrees that each of the restrictions in this Section 6 is separate and distinct, is to be construed separately from the other restrictions, and is reasonable as regards its duration, extent and application for the legitimate business interests of the Company and the other Group Companies. However, in the event that any such restriction shall be found to be void or unenforceable but would be valid and enforceable if some part or parts of it were deleted or revised, the Employee agrees that such restriction shall apply with such deletions and/or revisions as may be necessary to make it valid and effective.

7
Employee Conduct

  The Employee hereby acknowledges that she has received, read and understands, and agrees to comply in all respects with the Metromedia International Telecommunications Employee Handbook and the Metromedia International Telecommunications, Inc. Corporate Policies Handbook, and the policies and procedures set forth therein, as they may be amended and supplemented from time to time, to the extent these are not inconsistent with the terms of this Agreement.

8
Remedies

  The Employee expressly acknowledges that the remedy at law for any breach of Sections 6 and 7 may be inadequate and that upon any breach or threatened breach, the Company or any other Group Company affected by such breach shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the Employee's obligations under those provisions. The rights conferred by the preceding sentence shall not be exclusive of, but shall be in addition to, any other rights or remedies which such company may have at law, in equity or otherwise.

9
Termination

9.1
The Company may at any time terminate the Appointment with immediate effect (or any such longer period of notice as the Company shall see fit) for cause by giving the Employee written notice in any of the following events:

(a)
If the Employee at the time the notice is given is prevented by reason of incapacity from appearing at her customary place of work and/or fully and properly performing her duties, and has been so prevented for at least a continuous period of 90 days or for an aggregate period of at least 120 days (whether or not, in either case, working days) in the preceding six months, provided, however, that the employees absence for such periods of time due to pregnancy or maternity leave shall not constitute a reason for termination.

(b)
If the Employee shall have:

(i)
committed an act of fraud or dishonesty, been convicted of a serious crime or been guilty of gross misconduct (whether or not in any such case connected with the Appointment);

(ii)
committed any material breach of, or, after having been given warning in writing, any repeated or continued breaches of, any of her duties hereunder or any of her express or implied obligations arising from the Appointment, including refusing to comply with any proper, lawful and duly authorized instructions given to him;

(iii)
committed any act which materially and adversely affects her ability properly to carry out her material duties hereunder; or

(iv)
failed, after having been given warning in writing and an opportunity to cure, to have performed the material part of her duties to the satisfaction of her Supervisor.

9.2
Upon termination of the Appointment however arising:

(a)
The Employee shall as soon as practicable upon the request of the Board (i) resign from all offices held by him in the Company or any other Group Company and from all other appointments or offices which she holds as nominee or representative of the Company or any other Group Company, and (ii) use her best efforts to terminate any powers of attorney, signatory powers or other authorizations which she may have received from the Company or any other Group Company, and, if she fails so to do, the Company is irrevocably authorized by the Employee to appoint some person in her name and on her behalf to execute such documents and to do such other things as are reasonably necessary to give effect to such resignations and termination.

(b)
The Employee (or, if she shall be dead, of unsound mind or bankrupt, her personal representatives or such other persons as shall be appointed to administer her estate and affairs) shall deliver to the Company in accordance with the directions of the Board all computers, cell phones and other equipment belonging to the Company or any other Group Company, and all keys, security passes, credit cards, Documents and other property belonging to or relating to the businesses or affairs of the Company or any other Group Company, including all copies of all Company's and Group Companies' Documents containing Confidential Information (and all copies, extracts or notes of any of the same) which may be in her possession (or that of her personal representatives or such other persons).

  (c)
  The Employee shall cooperate to the extent reasonably requested by the Board in the transfer of her duties and responsibilities to the person designated as her successor during the Term of this Agreement but will not be required to perform any services or work beyond the date her Appointment terminates without additional compensation for such services or work.

  (d)
  All benefits of whatever nature due to the Employee from the Company or any other Group Company shall cease with immediate effect as of such termination, with the exception of medical insurance benefits under the COBRA should the Employee elect to apply for COBRA continuation of her and her family's medical insurance coverage, which will be made available to Employee in accordance with the requirements of applicable legislation.

  (e)
  Except if the Appointment is terminated pursuant to Section 9(1)(b), in which event there shall be no entitlement to any bonus, any bonus payable to the Employee pursuant to Section 4.4 hereof shall be pro rated over the number of months actually worked by the Employee during the year for which the bonus is payable, and the Employee shall receive only that portion of the bonus which relates to the portion of the year in which she worked, and her right to receive any bonus shall in all events be subject to the terms and conditions of the applicable bonus arrangement.

  (f)
  The Employee shall have no separate entitlement to any severance or similar payment in respect of the termination of her employment, however arising, except as set forth herein and in the KERP, if any.

9.3
The Employee shall have no claim against the Company or any other Group Company:

(a)
by reason of the merger, consolidation, continuation, dissolution or liquidation of the Company, or the sale of all or substantially all of the assets of the Company, provided that the Employee shall have first been offered in writing a new appointment with the successor or surviving company on terms no less favorable to him than under this Agreement, except that Employee shall have the right to refuse such offer, in which event the provisions of section 2.2 hereof shall apply; or

(b)
in relation to any provision of the charter or other constituent documents of any Group Company, or any agreement, plan or arrangement, which (i) has the effect of requiring the Employee to sell or give up any shares, securities, options or rights at any price, or (ii) causes any options or other rights granted to him to become prematurely exercisable or lapse.

9.4
Upon a termination pursuant to Sections 2.1 and 2.2 hereof, the Company may, in its discretion, pay the Employee, in additional to the severance amounts described in such Sections 2.1 and 2.2, in lieu of all or any unexpired applicable period of notice a sum equal to the Salary only which the Employee would have received in such period and such other amounts the Employee is entitled to hereunder and under the KERP, if any, whereupon this Agreement shall terminate with immediate effect.

9.5
The Board of the Company may at any time suspend the Employee pending the making and completion of such investigation regarding the conduct of the Employee as it thinks fit. While the suspension continues, unless specifically otherwise provided in this Agreement, the Employee shall continue to receive the Salary and other benefits set out in this Agreement. During the period of suspension, neither the Company nor any other Group Company shall be obliged to provide work to the Employee and the Employee shall be required to comply with such conditions as the Company may reasonably specify in relation to attending at or remaining away from the places of business of the Company and/or any other Group Company. Nothing in this Section 9.5 shall be deemed to prevent the Appointment from being terminated for cause pursuant to the terms of this Agreement during or after any such investigation, whether on the grounds of the matter being investigated or otherwise.

10
Notices

  Notices by either party:

  (a)
  must be in writing addressed to the Company or the Employee at their respective addresses set out at the commencement of this Agreement, or such other address as either may notify to the other from time to time; and

  (b)
  will be effectively served:

  (i)
  on the day of receipt, where any hand-delivered letter (including any delivery by recognized overnight courier) or facsimile transmission is received on a business day before or during normal working hours;

  (ii)
  on the following business day, where any hand-delivered letter (including any delivery by recognized overnight courier) or facsimile transmission is received either on a business day after normal working hours or on any other day; or

  (iii)
  on the fifth business day following the day of mailing to an overseas address of any letter sent registered or certified mail.

11
General

11.1
This Agreement, which contains all the terms of the Appointment, is in substitution for all contracts between the Company and any other Group Company and the Employee (whether written, oral or governed by a course of dealings) prior to the date hereof, between the Employee and any Group Company, each of which shall be deemed to have terminated with effect from the Commencement Date.

11.2
Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, and the part the whole, and (b) references to one gender include all other genders.

11.3
The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the contruction of this Agreement or the interpretation thereof in any respect.

11.4
The waiver, express or implied, by either party of any right under this Agreement or any breach by the other shall not constitute or be deemed a waiver of any other right or breach under this Agreement or of the same right or breach on another occasion.

11.5
No amendment, change or addition to the terms of this Agreement shall be effective or binding on either Party unless reduced to writing and executed by both Parties.

11.6
During the term of the Appointment, the Employee undertakes not to disclose or communicate any terms of the Appointment to any other employee of any Group Company or to any third party (other than for the purpose of obtaining professional advice or other than as required by applicable law, including the tax and securities laws and regulations of the United States and other states having jurisdiction of the Employees).

11.7
Unless otherwise provided to the contrary herein, any provision of this Agreement, which contemplates operation after the termination of the Appointment shall apply notwithstanding termination of the Appointment howsoever arising.

11.8
If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any jurisdiction.

11.9
This Agreement is governed by and is to be construed in accordance with the laws of the State of New York and the Parties hereby submit to the non-exclusive jurisdiction of the courts of such state with respect to all matters relating to this Agreement.

11.10
In order to keep and maintain accurate records relating to the Employee's employment, it will be necessary for the Company to record, keep and process personal data relating to the Employee. This data may be recorded, kept and processed on computer and/or in hard copy form. To the extent that it is reasonably necessary in connection with the Employee's employment and the performance of the Company's responsibilities as an employer, it may be necessary for the Company to disclose this data to others.

        By signing this Agreement, the Employee consents to the recording, processing, use, disclosure, and transfer by the Company of personal data relating to him in compliance with all applicable laws.

        For all purposes required by law, the Company has nominated the chief legal officer of the Company as its representative.

IN WITNESS WHEREOF the Parties have executed this Employment Agreement.

METROMEDIA INTERNATIONAL
TELECOMMUNICATIONS, INC.

By:	/s/ CARL BRAZELL Carl Brazell
President, CEO
By:	/s/ NATALIA ALEXEEVA Natalia Alexeeva

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  Exhibit 10.56
EMPLOYMENT AGREEMENT